  Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2023 RESULTS
•Las Vegas Strip Resorts achieved record full year and fourth quarter net revenue and Adjusted Property EBITDAR
•MGM China achieved record full year and fourth quarter Adjusted Property EBITDAR
•$2.3 billion in share repurchases in 2023 and $629 million during the quarter
•MGM Resorts senior secured credit facility expanded to $2.3 billion, providing increased liquidity

Las Vegas, Nevada, February 13, 2024 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter and year ended December 31, 2023.

“Our Las Vegas Strip Resorts and MGM China set new all-time records for full year and fourth quarter Adjusted Property EBITDAR,” said Bill Hornbuckle, Chief Executive Officer and President of MGM Resorts. “Our premium positioning and offerings in Las Vegas enable us to capture incremental profit during major events such as the inaugural Formula 1 race and our first Super Bowl. 2024 is off to a winning start with the launch of our Marriott relationship as well as opportunities to increase our convention room nights and international mix.”

“Yesterday, we closed on an amendment and extension to our senior secured credit facility, providing us with $610 million in additional capacity and extending the maturity by over two years to 2029,” said Jonathan Halkyard, Chief Financial Officer and Treasurer of MGM Resorts. “We continue to see great value in our shares and are returning capital to shareholders by repurchasing our shares. We have already bought back approximately 6 million shares for an estimated $249 million year-to-date, adding to the approximate 54 million shares that we repurchased in 2023, totaling $7.1 billion of repurchases since 2021.”

Fourth Quarter 2023 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $4.4 billion, an increase of 22% compared to the prior year quarter, due primarily to an increase in revenue at MGM China due to the removal of COVID-19 related entry restrictions in Macau, partially offset by a decrease in casino revenues at Regional Operations and the dispositions of The Mirage and Gold Strike Tunica;
•Operating income was $419 million compared to operating loss of $2 million in the prior year quarter due primarily to the increase in net revenues in the current quarter, discussed above, and a decrease in amortization expense of $1.2 billion relating to the MGM Grand Paradise gaming subconcession, partially offset by a $1.1 billion gain on the disposition of The Mirage in the prior year quarter;
•Net income attributable to MGM Resorts of $313 million compared to $284 million in the prior year quarter. Net income attributable to MGM Resorts was primarily impacted by the items affecting operating income/loss discussed above;
•Consolidated Adjusted EBITDAR(2) of $1.2 billion in the current quarter;

•Diluted earnings per share of $0.92 in the current quarter compared to $0.69 in the prior year quarter; and
•Adjusted diluted earnings per share (“Adjusted EPS”)(1) of $1.06 in the current quarter compared to Adjusted EPS loss of $1.54 in the prior year quarter.
Las Vegas Strip Resorts
•Net revenues of $2.4 billion in the current quarter compared to $2.3 billion in the prior year quarter, an increase of 3%, due primarily to an increase in ADR, partially due to Formula 1 and an increase in casino revenues that benefited from a higher win percentage, partially offset by the disposition of The Mirage;
•Same-store net revenues (adjusted for dispositions) of $2.4 billion in the current quarter compared to $2.2 billion in the prior year quarter, an increase of 10%;
•Adjusted Property EBITDAR(2) of $864 million in the current quarter compared to $877 million in the prior year quarter, a decrease of 1%;
•Same-Store Adjusted Property EBITDAR(2) of $864 million in the current quarter compared to $836 million in the prior year quarter, an increase of 3%; and
•Adjusted Property EBITDAR margin(2) of 36.5% in the current quarter compared to 38.2% in the prior year quarter, a decrease of 173 basis points due primarily to an increase in payroll-related expenses, partially offset by the increase in net revenues, discussed above.
Regional Operations
•Net revenues of $873 million in the current quarter compared to $991 million in the prior year quarter, a decrease of 12% due primarily to a decrease in casino revenues, partially attributable to the effects of the union strike at MGM Grand Detroit and a decrease in high-end table volume at MGM National Harbor, as well as due to the disposition of Gold Strike Tunica;
•Same-store net revenues (adjusted for dispositions) of $873 million in the current quarter compared to $936 million in the prior year quarter, a decrease of 7%;
•Adjusted Property EBITDAR of $233 million in the current quarter compared to $320 million in the prior year quarter, a decrease of 27%;
•Same-store Adjusted Property EBITDAR of $233 million in the current quarter compared to $297 million in the prior year quarter, a decrease of 22%; and
•Adjusted Property EBITDAR margin of 26.7% in the current quarter compared to 32.2% in the prior year quarter, a decrease of 555 basis points compared to the prior year quarter due primarily to the decrease in net revenues, discussed above.
MGM China
•Net revenues of $983 million in the current quarter compared to $175 million in the prior year quarter, an increase of 462%, and an increase of 35% compared to the fourth quarter of 2019. The current quarter was positively affected by the removal of COVID-19 related entry restrictions in Macau and an increase in visitation compared to the prior year quarter, as well as an increase in authorized tables in 2023;
•Adjusted Property EBITDAR of $262 million compared to Adjusted Property EBITDAR loss of $55 million in the prior year quarter and an increase of 42% compared to the fourth quarter of 2019; and
•Adjusted Property EBITDAR margin of 26.7% in the current quarter compared to 25.5% in the fourth quarter of 2019.

Adjusted EPS
The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended December 31,	2023	2022
Diluted earnings per share	$0.92	$0.69
Property transactions, net	0.02	(2.74)
Non-operating items:
Gain related to debt and equity investments	(0.11)	(0.10)
Foreign currency transaction loss (gain)	0.25	(0.04)
Change in fair value of foreign currency contracts	(0.06)	—
Income tax impact on net income adjustments (1)	0.04	0.65
Adjusted EPS	$1.06	$(1.54)

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.
Full Year 2023 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $16.2 billion in the current year compared to $13.1 billion in the prior year, an increase of 23%, due primarily to an increase in revenue at MGM China and an increase in non-gaming revenues at Las Vegas Strip Resorts, partially offset by a decrease in casino revenue at our Regional Operations. The current year includes a full year of the operating results of The Cosmopolitan subsequent to its acquisition in May 2022 and the results of Gold Strike Tunica until its disposition in February 2023, and excludes the results of The Mirage due to its disposition in December 2022;
•Operating income was $1.9 billion compared to $1.4 billion in the prior year, due to the increase in net revenues, discussed above, a $2.5 billion decrease in noncash amortization expense relating to the MGM Grand Paradise gaming subconcession, and a $399 million gain on the disposition of Gold Strike Tunica in the current year, partially offset by the $2.3 billion gain on REIT transactions, net, and the $1.1 billion gain on the disposition of The Mirage in the prior year, as well as a current year increase in rent expense of $313 million primarily related to the VICI and The Cosmopolitan leases, which commenced in April 2022 and May 2022, respectively;
•Net income attributable to MGM Resorts of $1.1 billion in 2023 compared to $1.5 billion in the prior year. Net income attributable to MGM Resorts was primarily impacted by the items affecting operating income discussed above;
•Diluted earnings per share of $3.19 in 2023 compared to $3.49 in 2022;
•Adjusted EPS of $2.67 in 2023, compared to Adjusted EPS loss of $2.73 in 2022;
•Consolidated Adjusted EBITDAR of $4.6 billion in 2023;
•Net cash flow provided by (used in) operating, investing, and financing activities for the twelve months ended December 31, 2023 was $2.7 billion, ($714 million), and ($5.0 billion), respectively; and
•Free Cash Flow(3) for the twelve months ended December 31, 2023 of $1.8 billion.

Las Vegas Strip Resorts
•Net revenues of $8.8 billion in the current year compared to $8.4 billion in the prior year, an increase of 5%;
•Same-store net revenues (adjusted for acquisitions and dispositions) of $7.5 billion in the current year compared to $7.1 billion in the prior year, an increase of 7%;
•Adjusted Property EBITDAR of $3.2 billion in the current year compared to $3.1 billion in the prior year, an increase of 2%;
•Same-Store Adjusted Property EBITDAR of $2.7 billion in the current year compared to $2.7 billion in the prior year, an increase of 1%; and
•Adjusted Property EBITDAR margin of 36.3% in the current year compared to 37.4% in the prior year, a decrease of 116 basis points, due primarily to an increase in payroll-related expenses.
Regional Operations
•Net revenues of $3.7 billion in the current year compared to $3.8 billion in the prior year, a decrease of 4%;
•Same-store net revenues (adjusted for dispositions) of $3.6 billion in the current year compared to $3.6 billion in the prior year, an increase of 1%;
•Adjusted Property EBITDAR of $1.1 billion in the current year compared to $1.3 billion in the prior year, a decrease of 12%;
•Same-store Adjusted Property EBITDAR of $1.1 billion in the current year compared to $1.2 billion in the prior year, a decrease of 6%; and
•Adjusted Property EBITDAR margin of 30.9% in the current year compared to 33.9% in the prior year, a decrease of 305 basis points due primarily to the decrease in net revenues and an increase in payroll related expenses and insurance costs.
MGM China
•Net revenues of $3.2 billion in the current year compared to $674 million in the prior year, an increase of 368%, and an increase of 9% compared to 2019;
•MGM China Adjusted Property EBITDAR of $867 million in the current year compared to Adjusted Property EBITDAR loss of $203 million in the prior year, and an increase of 18% compared to 2019; and
•Adjusted Property EBITDAR margin of 27.5% in the current year compared to 25.3% in 2019.

Adjusted EPS
The following table reconciles EPS to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Twelve Months Ended December 31,	2023	2022
Diluted earnings per share	$3.19	$3.49
Property transactions, net	(1.04)	(2.53)
Gain on REIT transactions, net	—	(5.52)
Non-operating items:
Gain related to debt and equity investments	—	(0.03)
Foreign currency transaction loss	0.28	0.01
Change in fair value of foreign currency contracts	0.02	0.09
Change in fair value of unhedged MGP swaps	—	(0.03)
Income tax impact on net income adjustments(1)	0.22	1.79
Adjusted EPS	$2.67	$(2.73)

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.

The current year includes a non-cash income tax benefit of $149 million due to a decrease in the valuation allowance on foreign tax credit carryforwards. The prior year also included a non-cash income tax benefit of $296 million to record the deferred tax impact of the extension of the exemption from the Macau 12% complementary tax and a non-cash income tax benefit of $37 million to record the impact of the VICI transaction on state deferred tax liabilities, partially offset by a non-cash income tax charge of $90 million resulting from an increase in the valuation allowance on Macau deferred tax assets and a non-cash income tax charge of $59 million to record the deferred tax impact of income tax regulations governing combined reporting in New Jersey that were issued in the prior year.
Las Vegas Strip Resorts
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended December 31,	2023	2022	% Change
	(Dollars in millions)
Casino revenue	$589	$554	6%
Table games drop	$1,702	$1,569	8%
Table games win	$540	$375	44%
Table games win %	31.7%	23.9%
Slot handle	$6,516	$6,668	(2)%
Slot win	$599	$625	(4)%
Slot win %	9.2%	9.4%
The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended December 31,	2023	2022	% Change
Rooms revenue (in millions)	$875	$813	8%
Occupancy	91%	91%
Average daily rate (ADR)	$295	$260	14%
Revenue per available room (RevPAR)(4)	$270	$238	13%

Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended December 31,	2023	2022	% Change
	(Dollars in millions)
Casino revenue	$637	$742	(14)%
Table games drop	$913	$1,206	(24)%
Table games win	$186	$273	(32)%
Table games win %	20.4%	22.6%
Slot handle	$6,348	$7,036	(10)%
Slot win	$615	$676	(9)%
Slot win %	9.7%	9.6%
MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended December 31,	2023	2022	% Change
	(Dollars in millions)
Casino revenue	$849	$145	485%
Main floor table games drop	$3,762	$638	490%
Main floor table games win	$877	$152	478%
Main floor table games win %	23.3%	23.8%
Intercompany branding license fee expense, which eliminates in consolidation, was $17 million in the current quarter and $3 million in the prior year quarter.
Unconsolidated Affiliates
The following table summarizes information related to the Company’s share of operating income (loss) from unconsolidated affiliates:

Three Months Ended December 31,	2023	2022
	(In thousands)
BetMGM	$849	$(47,660)
Other	5,728	7,335
	$6,577	$(40,325)
MGM Resorts Share Repurchases
During the fourth quarter of 2023, the Company repurchased approximately 15 million shares of its common stock for an aggregate amount of $629 million, pursuant to the February 2023 repurchase plan. The remaining availability under the February 2023 and November 2023 repurchase plans was $2.2 billion as of December 31, 2023. All shares repurchased under the Company’s program have been retired.

Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 6019934.

A replay of the call will be available through February 20, 2024. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 5690703.

1."Adjusted EPS" is diluted earnings or loss per share adjusted to exclude property transactions, net, gain on REIT transactions, net, net gain/loss related to equity investments for which the Company has elected the fair value option of ASC 825 and equity investments accounted for under ASC 321 for which there is a readily determinable fair value and net gain/loss related to the Company's debt securities, foreign currency transaction gain/loss, change in the fair value of foreign currency contracts, and mark-to-market adjustments related to MGM Growth Properties LLC's unhedged interest rate swaps.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company's continuing operations to assist investors in reviewing the Company's operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company's earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company's performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under "Adjusted EPS" included in this release.

2."Adjusted EBITDAR" is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, gain on REIT transactions, net, rent expense related to triple-net operating leases and ground leases, and income from unconsolidated affiliates related to investments in real estate ventures.

"Adjusted Property EBITDAR" is the Company's reportable segment GAAP measure, which management utilizes as the primary profit measure for its reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, gain on REIT transactions, net, rent expense related to triple-net operating leases and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment, and rent expense related to the master lease with MGP that eliminated in consolidation. “Adjusted Property EBITDAR margin” is Adjusted Property EBITDAR divided by related segment net revenues.

"Same-Store Adjusted Property EBITDAR" is Adjusted Property EBITDAR further adjusted to exclude the Adjusted Property EBITDAR of acquired operating segments from the date of acquisition through the end of the reporting period and to exclude the Adjusted Property EBITDAR of disposed operating segments from the beginning of the reporting period through the date of disposition. Accordingly, for Las Vegas Strip Resorts the Company has excluded the Adjusted Property EBITDAR of The Cosmopolitan for periods subsequent to its acquisition on May 17, 2022, and of The Mirage for the periods prior to its disposition on December 19, 2022, as applicable. For Regional Operations, the Company has excluded the Adjusted Property EBITDAR of Gold Strike Tunica for the periods prior to its disposition on February 15, 2023, as applicable.

Same-Store Adjusted Property EBITDAR is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing meaningful period-to-period comparisons of the results of the Company's operations for operating segments that were consolidated for the full period presented to assist users of the financial statements in reviewing operating performance over time. Same-Store Adjusted Property EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to the Company's reportable segment GAAP measure or net income, or as an alternative to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis, and is provided for the limited purposes discussed herein. In addition, Same-Store Adjusted Property EBITDAR may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies, and such differences may be material. A reconciliation of the Company's reportable segment

Adjusted Property EBITDAR GAAP measure to Same-Store Adjusted Property EBITDAR is included in the financial schedules in this release.

Adjusted EBITDAR information is a non-GAAP measure that is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDAR may be recurring in nature and should not be disregarded in evaluation of the Company's earnings performance, it is useful to exclude such items when analyzing current results and trends. Also, management believes excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company's properties, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, management excludes rent expense related to triple-net operating leases and ground leases. Management believes excluding rent expense related to triple-net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing the Company, as well as comparing the Company's results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple-net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR should not be viewed as a measure of overall operating performance, an indicator of the Company's performance, considered in isolation, or construed as an alternative to operating income or net income, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis and excludes certain expenses, including the rent expense related to triple-net operating leases and ground leases, and is provided for the limited purposes discussed herein. In addition, other companies in the gaming and hospitality industries that report Adjusted EBITDAR may calculate Adjusted EBITDAR in a different manner and such differences may be material. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple-net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR. A reconciliation of GAAP net income (loss) to Adjusted EBITDAR is included in the financial schedules in this release.

3. "Free Cash Flow" is net cash flow provided by operating activities less capital expenditures. Free Cash Flow for the three months ended December 31, 2023 is calculated as the difference in net cash flow provided by operating activities for the twelve months ended December 31, 2023 and the net cash flow provided by operating activities for the nine months ended September 30, 2023 less the difference between the capital expenditures for the twelve months ended December 31, 2023 and the capital expenditures for the nine months ended September 30, 2023.

Free Cash Flow is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this liquidity measure is useful in evaluating the ability of the Company's operations to generate cash for uses other than capital expenditures, and is used for decision-making purposes related to investments and returning cash to shareholders through share repurchases. Free Cash Flow should not be construed as an alternative to net cash provided by operating activities as a measure of liquidity. The Company's definition of Free Cash Flow is limited in that it does not represent residual cash flows for discretionary expenditures due to the fact that it does not deduct payments for debt service or other obligations and does not reflect the total movement of cash as detailed in the Company's consolidated statements of cash flows. In addition, Free Cash Flow may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP measures of other companies. A reconciliation of GAAP net cash provided by operating activities to Free Cash Flow is included in the financial schedules in this release.

4. RevPAR is hotel revenue per available room.

  About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global gaming and entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers sports betting and online gaming in North America through market-leading brands, including BetMGM and partypoker, and the Company's subsidiary, LeoVegas AB, offers sports betting and online gaming through market-leading brands in several jurisdictions throughout Europe. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to: the Company's expectations regarding any benefits expected to be received from the Company's recent transactions, including the long-term license agreement with Marriott International; future results of the Company (including the Company's ability to maintain a strong balance sheet), and its unconsolidated affiliates, including BetMGM; expectations regarding future sports and entertainment events in Las Vegas, including the Super Bowl and potential relocation of the Oakland Athletics; expectations regarding the impact of macroeconomic trends on the Company's business; expectations regarding the Company’s booking pace, liquidity position and the size and timing of future investments; the Company's ability to execute on its strategic plans, including the development of an integrated resort in Japan, obtaining a commercial gaming license in New York, expansion of LeoVegas and the MGM digital brand, positioning BetMGM as a leader in sports betting and iGaming; and the Company’s ability to return capital to shareholders (including the timing and amount of any share repurchases); and the impact of cybersecurity incidents, including the Company's September 2023 cybersecurity issue. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include: the effects of economic conditions and market conditions in the markets in which the Company operates and competition with online gaming and sports betting operators and destination travel locations throughout the United States and the world; the design, timing and costs of expansion projects; risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; disruptions in the availability of the Company's information and other systems or those of third parties on which the Company rely, through cyber-attacks, such as the Company's September 2023 cybersecurity issue, or otherwise, which could adversely impact the Company's ability to service its customers and affect its sales and the results of operations; impact to the Company's business, operations and reputation from, and expenses and uncertainties associated with a cybersecurity incident, including the Company's September 2023 cybersecurity issue and any related legal proceedings, other claims or investigations and costs of remediation, restoration, or enhancement of information technology systems; the timing and outcome of the claims and class actions against the Company and of the investigations by state and federal regulators, related to the Company's September 2023 cybersecurity issue; the availability of cybersecurity insurance proceeds; and additional risks and uncertainties described in the Company's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
SARAH ROGERS
Senior Vice President of Corporate Finance
(702) 730-3942 or srogers@mgmresorts.com

ANDREW CHAPMAN
Director of Investor Relations
(702) 693-8711 or achapman@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenues
Casino	$2,203,523	$1,548,762	$8,087,917	$5,734,173
Rooms	1,010,024	897,943	3,500,926	3,057,145
Food and beverage	727,855	710,646	2,891,483	2,604,238
Entertainment, retail and other	422,203	421,691	1,638,183	1,686,236
Reimbursed costs	11,958	13,174	45,740	45,693
	4,375,563	3,592,216	16,164,249	13,127,485
Expenses
Casino	1,243,425	796,444	4,316,547	2,746,576
Rooms	266,331	252,602	1,017,650	937,272
Food and beverage	574,234	527,876	2,153,795	1,905,625
Entertainment, retail and other	279,427	262,707	1,019,830	1,017,817
Reimbursed costs	11,958	13,174	45,740	45,693
General and administrative	1,228,429	1,208,541	4,700,657	4,226,617
Corporate expense	145,914	131,003	512,399	479,118
Preopening and start-up expenses	59	504	415	1,876
Property transactions, net	7,722	(1,060,701)	(370,513)	(1,036,997)
Gain on REIT transactions, net	—	—	—	(2,277,747)
Depreciation and amortization	205,297	1,421,637	814,128	3,482,050
	3,962,796	3,553,787	14,210,648	11,527,900
Income (loss) from unconsolidated affiliates	6,577	(40,325)	(62,104)	(160,213)
Operating income (loss)	419,344	(1,896)	1,891,497	1,439,372

Non-operating income (expense)
Interest expense, net of amounts capitalized	(106,878)	(137,132)	(460,293)	(594,954)
Non-operating items from unconsolidated affiliates	155	(1,209)	(1,032)	(23,457)
Other, net	7,470	106,160	42,591	82,838
	(99,253)	(32,181)	(418,734)	(535,573)
Income (loss) before income taxes	320,091	(34,077)	1,472,763	903,799
Benefit (provision) for income taxes	59,521	(285,937)	(157,839)	(697,068)
Net income (loss)	379,612	(320,014)	1,314,924	206,731
Less: Net (income) loss attributable to noncontrolling interests	(66,152)	604,016	(172,744)	1,266,362
Net income attributable to MGM Resorts International	$313,460	$284,002	$1,142,180	$1,473,093
Earnings per share
Basic	$0.93	$0.69	$3.22	$3.52
Diluted	$0.92	$0.69	$3.19	$3.49
Weighted average common shares outstanding
Basic	337,691	384,018	354,926	409,201
Diluted	340,151	386,932	358,627	412,993

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$2,927,833	$5,911,893
Accounts receivable, net	929,135	852,149
Inventories	141,678	126,065
Income tax receivable	141,444	73,016
Prepaid expenses and other	770,503	583,132
Assets held for sale	—	608,437
Total current assets	4,910,593	8,154,692

Property and equipment, net	5,449,544	5,223,928

Other assets
Investments in and advances to unconsolidated affiliates	240,803	173,039
Goodwill	5,165,694	5,029,312
Other intangible assets, net	1,724,582	1,551,252
Operating lease right-of-use assets, net	24,027,465	24,530,929
Other long-term assets, net	849,867	1,029,054
Total other assets	32,008,411	32,313,586
	$42,368,548	$45,692,206

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and construction payable	$461,718	$369,817
Current portion of long-term debt	—	1,286,473
Accrued interest on long-term debt	60,173	83,451
Other accrued liabilities	2,604,177	2,236,323
Liabilities related to assets held for sale	—	539,828
Total current liabilities	3,126,068	4,515,892

Deferred income taxes, net	2,860,997	2,969,443
Long-term debt, net	6,343,810	7,432,817
Operating lease liabilities	25,127,464	25,149,299
Other long-term obligations	542,708	256,282
Redeemable noncontrolling interests	33,356	158,350
Stockholders' equity
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 326,550,141 and 379,087,524 shares	3,266	3,791
Capital in excess of par value	—	—
Retained earnings	3,664,008	4,794,239
Accumulated other comprehensive income	143,896	33,499
Total MGM Resorts International stockholders' equity	3,811,170	4,831,529
Noncontrolling interests	522,975	378,594
Total stockholders' equity	4,334,145	5,210,123
	$42,368,548	$45,692,206

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Las Vegas Strip Resorts	$2,370,505	$2,297,282	$8,799,146	$8,398,372
Regional Operations	873,409	991,452	3,670,309	3,815,885
MGM China	982,537	174,720	3,153,609	673,593
Management and other operations	149,112	128,762	541,185	239,635
	$4,375,563	$3,592,216	$16,164,249	$13,127,485

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDAR AND ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Las Vegas Strip Resorts	$864,062	$877,052	$3,190,486	$3,142,308
Regional Operations	232,997	319,517	1,133,196	1,294,630
MGM China	262,435	(54,979)	866,889	(203,136)
Unconsolidated affiliates(1)	3,844	(43,029)	(72,925)	(222,079)
Management and other operations	(15,505)	(3,037)	5,493	(11,934)
Stock compensation	(27,341)	(25,159)	(73,586)	(71,297)
Corporate(2)	(126,021)	(113,058)	(461,198)	(431,238)
	$1,194,471		$4,588,355
(1)Represents the Company's share of operating income (loss) excluding investments in real estate ventures, adjusted for the effect of certain basis differences.
(2)Three months ended December 31, 2023 includes amounts related to MGM China of $21 million, global development of $6 million, and transaction costs of $1 million. Twelve months ended December 31, 2023 includes amounts related to MGM China of $45 million, global development of $33 million, and transaction costs of $4 million. Three months ended December 31, 2022 includes amounts related to MGM China of $5 million, global development of $6 million, and transaction costs of $2 million. Twelve months ended December 31, 2022 includes amounts related to MGM China of $18 million, global development of $20 million, and transaction costs of $42 million.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income attributable to MGM Resorts International	$313,460	$284,002	$1,142,180	$1,473,093
Plus: Net income (loss) attributable to noncontrolling interests	66,152	(604,016)	172,744	(1,266,362)
Net income (loss)	379,612	(320,014)	1,314,924	206,731
(Benefit) provision for income taxes	(59,521)	285,937	157,839	697,068
Income (loss) before income taxes	320,091	(34,077)	1,472,763	903,799
Non-operating (income) expense
Interest expense, net of amounts capitalized	106,878	137,132	460,293	594,954
Other, net	(7,625)	(104,951)	(41,559)	(59,381)
	99,253	32,181	418,734	535,573
Operating income (loss)	419,344	(1,896)	1,891,497	1,439,372
Preopening and start-up expenses	59	504	415	1,876
Property transactions, net	7,722	(1,060,701)	(370,513)	(1,036,997)
Depreciation and amortization	205,297	1,421,637	814,128	3,482,050
Gain on REIT transactions, net	—	—	—	(2,277,747)
Triple-net operating lease and ground lease rent expense	564,782	600,467	2,263,649	1,950,566
Income from unconsolidated affiliates related to real estate ventures	(2,733)	(2,704)	(10,821)	(61,866)
Adjusted EBITDAR	$1,194,471		$4,588,355

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(In thousands)
(Unaudited)

	Three Months Ended	Twelve Months Ended
	December 31, 2023	December 31, 2023
Net cash provided by operating activities	$715,938	$2,690,777
Less: Capital expenditures	(328,760)	(931,813)
Free Cash Flow	$387,178	$1,758,964

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES TO LAS VEGAS STRIP RESORTS SAME-STORE NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR TO LAS VEGAS STRIP RESORTS SAME-STORE ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Las Vegas Strip Resorts net revenues	$2,370,505	$2,297,282	$8,799,146	$8,398,372
Acquisitions(1)	—	—	(1,264,061)	(782,698)
Dispositions(2)	—	(137,802)	—	(559,858)
Las Vegas Strip Resorts same-store net revenues	$2,370,505	$2,159,480	$7,535,085	$7,055,816

Las Vegas Strip Resorts Adjusted Property EBITDAR	$864,062	$877,052	$3,190,486	$3,142,308
Acquisitions(1)	—	—	(506,092)	(329,517)
Dispositions(2)	—	(41,537)	—	(159,267)
Las Vegas Strip Resorts same-store Adjusted Property EBITDAR	$864,062	$835,515	$2,684,394	$2,653,524

(1)Excludes the net revenues and Adjusted Property EBITDAR of The Cosmopolitan for the twelve months ended December 31, 2023 and 2022.
(2)Excludes the net revenues and Adjusted Property EBITDAR of The Mirage for the three and twelve months ended December 31, 2022.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF REGIONAL OPERATIONS NET REVENUES TO REGIONAL OPERATIONS SAME-STORE NET REVENUES AND REGIONAL OPERATIONS ADJUSTED PROPERTY EBITDAR TO REGIONAL OPERATIONS SAME-STORE ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Regional Operations net revenues	$873,409	$991,452	$3,670,309	$3,815,885
Dispositions(1)	—	(55,829)	(26,967)	(224,397)
Regional Operations same-store net revenues	$873,409	$935,623	$3,643,342	$3,591,488

Regional Operations Adjusted Property EBITDAR	$232,997	$319,517	$1,133,196	$1,294,630
Dispositions(1)	—	(22,498)	(11,073)	(98,224)
Regional Operations Same-Store Adjusted Property EBITDAR	$232,997	$297,019	$1,122,123	$1,196,406

(1)Excludes the net revenues and Adjusted Property EBITDAR of Gold Strike Tunica for the three months ended December 31, 2022 and the twelve months ended December 31, 2023 and 2022.

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